EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Post-Effective Amendment No. 2 to Registration Statement (No. 333-145032) on Form S-3 of our report dated March 24, 2014, relating to our audit of the consolidated statements of operations, comprehensive loss, changes in shareholders’ equity and cash flows for the year ended December 31, 2013, which appear in the Annual Report on Form 10-K of First National Community Bancorp, Inc. and Subsidiaries for the year ended December 31, 2015.

We also consent to the reference to our Firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ RSM US LLP

New Haven, Connecticut

May 13, 2016